EXHIBIT 99.3

ADAMS FUNDS ANNOUNCE GOVERNANCE UPDATES

BALTIMORE, MARYLAND, June 3, 2024 — Adams Diversified Equity Fund, Inc. (NYSE: ADX), and Adams Natural Resources Fund, Inc. (NYSE: PEO) announced today that the Board of Directors of each Fund has unanimously approved several governance updates: election of a classified board structure and adoption of certain bylaws amendments.
The Funds have each elected to be subject to Maryland Corporations Code Section 3-803, which provides for a classified board structure consisting of three director classes of three years each.  These elections strengthen the stability of Fund oversight and operations, furthering each Fund’s objectives and serving the long-term interests of shareholders and the Funds. The Funds also have approved bylaws amendments, including those related to director qualifications. The Funds’ Boards of Directors approved these governance changes following an extensive review and evaluation of possible alternatives and enhancements designed to safeguard and advance the best interests of the Funds and their shareholders and to position the Funds to continue to seek to meet their investment objectives.

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About Adams Funds
Since 1929, Adams Funds has consistently helped generations of investors reach their investment goals. Adams Funds is comprised of two closed-end funds, Adams Diversified Equity Fund, Inc. (NYSE: ADX) and Adams Natural Resources Fund, Inc. (NYSE: PEO). The Funds are actively managed by an experienced team with a disciplined approach and have paid dividends for more than 85 years across many market cycles. The Funds are committed to paying an annual distribution rate of 8% of NAV or more, providing reliable distributions to long-term investors. Shares can be purchased through our transfer agent or through a broker. For more information about Adams Funds, please visit: adamsfunds.com.

For further information please contact: adamsfunds.com/about/contact or 800.638.2479